================================================================================
News Release



                        Worldwide Communications Contact:
                        Media Relations:   847.700.5538
                        Evenings/Weekends:  847.700.4088

                        Contact:
                        Chris Brathwaite:  847.700.2278




                   UNITED NEWVENTURES' PROPOSED ACQUISITION OF
                      MYPOINTS.COM CLEARS ANTI-TRUST HURDLE


For Immediate Release
----------------------

CHICAGO, Ill., June 20, 2001 -- United NewVentures, a wholly owned subsidiary of UAL Corporation (NYSE: UAL) responsible for United Airlines' Internet initiatives and investments, and MyPoints.com (NASDAQ: MYPT), today announced that one of the conditions of the tender offer has been satisfied.

         Early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, has been granted for United NewVentures' pending acquisition of MyPoints.com.

         As previously announced, United NewVentures, through a subsidiary, has commenced a cash tender offer to purchase all outstanding shares of common stock of MyPoints.com for $2.60 per share. The tender offer is currently scheduled to expire at 12:00 midnight, New York City time, on Wednesday, July 11, 2001.

About United Airlines
         United Airlines offers nearly 2,300 flights a day on a network that spans the globe. United's Web site is www.united.com.


                                     -more-
United NewVentures Proposed Acquisition of MyPoints.Com
Clears Anti-Trust Hurdle
June 20, 2001

About United NewVentures
         United NewVentures, founded in October 2000, is a wholly owned subsidiary of UAL Corp. that was created to focus the airline's Internet initiatives and investments into one company. United NewVentures provides United's customers with the latest technologies and services for their business and leisure travel needs. These services are provided in part through united.com, the official Web site for United Airlines, which allows passengers to research flight, schedule and fare information and purchase travel on over 500 airlines worldwide.

About MyPoints.com
         MyPoints.com is a leading provider of Internet direct marketing and membership services. The Company's flagship MyPoints(R) Program features a True Opt-in(R) database of members and provides advertisers with an integrated suite of targeted media products-including HTML-enhanced email and dynamically-served Web offers. The Company has sales offices in cities nationwide. For detailed product information please call 1-800-890-9351, 212-699-8050, ext. 7702 from outside North America, or visit MyPoints.com at http://www.corp.mypoints.com.




                                      # # #